SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                                 MEMORIAL FUNDS
             (Exact Name of Registrant as Specified in its Charter)

                   Two Portland Square, Portland, Maine 04101
                     (Address of Principal Business Office)

        Registrant's Telephone Number, including Area Code: 207-879-1900
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                               Max Berueffy, Esq.
                         Forum Financial Services, Inc.
                   Two Portland Square, Portland, Maine 04101
               (Name and Address of Agent for Service of Process)
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         Registrant is filing a Registration  Statement pursuant to Section 8(b)
of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ] NO [ ].


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Portland and the State of Maine on the 3th day of December, 1997.

                                                       MEMORIAL FUNDS


                                                       By:
                                                                /s/ Max Berueffy
                                                                ----------------
                                                                       Trustee

Attest:
              /s/ Cheryl O. Tumlin
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                     Trustee